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                       [LETTERHEAD OF HOLLAND & HART LLP]

                                November 24, 1999

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Fountain Classics, Inc.
c/o Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017

          Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triarc Consumer Products Group, LLC, a Delaware limited liability company ("TCPG"), Triarc Beverage Holdings Corp., a Delaware corporation (the "Co-Issuer" and, together with TCPG, the "Issuers"), and certain other subsidiaries of the Issuers (the "Guarantor Subsidiaries" and, together with the Issuers, the "Co-Registrants"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of the Issuers' $300,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the guaranties of the Exchange Notes by the Guarantor Subsidiaries (the "Subsidiary Guaranties"), including the guaranty by the Guarantor named below (the "Guarantee"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Existing Notes") issued and sold by the Issuers on February 25, 1999 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture, dated as of February 25, 1999 (as amended, the "Indenture"), among the Issuers, the Guarantor Subsidiaries party to it and The Bank of New York, as trustee (the "Trustee"). In connection with the foregoing, we have been requested to render our opinion





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                               HOLLAND & HART LLP
                                ATTORNEYS AT LAW

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Fountain Classics, Inc.
November 24, 1999
Page 2

as to certain legal matters relating to Fountain Classics, Inc. a Colorado corporation (the "Guarantor").

      In connection with this opinion, we examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

      (i) the Indenture;

     (ii) certain corporate minutes of Guarantor, which, among other things, pertain to the authorization and execution of the Indenture by Guarantor, including the Guarantee, and approval of the Guarantee by the sole shareholder of the Guarantor.

      In addition, we have examined: (i) those corporate records of the Guarantor as we have considered appropriate, including the certificate of incorporation, as amended, and by-laws, as amended, of the Guarantor, in the form provided to us by Paul, Weiss, Rifkind, Wharton & Garrison (collectively, the "Organizational Documents"); and (ii) those other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.

      In our examination of the Documents and in rendering our opinions, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals,
(iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (iv) the authenticity of all the latter documents, (v) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we examined are accurate and complete, (vi) that the Guarantor delivered physically to the parties the fully executed Indenture, (vii) that the Guarantor is an indirect wholly-owned subsidiary of the Issuers, (viii) that the Guarantee furthers the corporate purposes of the Guarantor, and (ix) that the Guarantor has received direct benefits for the Guarantee.





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                               HOLLAND & HART LLP
                                ATTORNEYS AT LAW

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Fountain Classics, Inc.
November 24, 1999
Page 3

      We express no opinion relating to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement or other similar laws relating to or affecting the rights of creditors generally.

      Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

      1. The Indenture and Guarantee have been duly authorized, executed and delivered by the Guarantor.

      2. The due authorization, execution and delivery by the Guarantor of each Document to which it is a party and the consummation by the Guarantor of the transactions contemplated by such Documents do not violate or result in a breach of or default under the Organizational Documents thereof or the laws of the State of Colorado.

Our opinions expressed above are limited to the laws of the State of Colorado and the judicial decisions interpreting the same. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect. This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein. This opinion may be relied upon only by the addressees hereof and by Paul, Weiss, Rifkind, Wharton & Garrison in connection with the delivery of its legal opinion concerning the validity of the Exchange Notes and the Subsidiary Guaranties.

                                        Very truly yours,

                                        /s/ HOLLAND & HART LLP

                                        HOLLAND & HART LLP